UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2008

KITE REALTY GROUP TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

30 S. Meridian Street
Suite 1100
Indianapolis, IN		46204
(Address of principal executive offices)		(Zip Code)

(317) 577-5600

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Benchmarks for 2008 Bonuses for Executive Officers

On February 5, 2008, the Compensation Committee (the “Committee”) of the Board of Trustees of the Company met and approved the establishment of benchmarks to determine the 2008 bonuses for the Company’s executive officers (other than Alvin E. Kite, Jr., the Company’s Chairman), in accordance with the Company’s Executive Bonus Plan. The Company expects to pay the 2008 bonuses in early 2009.

The Committee determined that the 2008 annual bonuses will be based on objective and subjective criteria and both corporate and individual performance. The principal corporate performance measures will be Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts (to be determined prior to any impairment losses and adjusted for the effects of any equity offerings), new development projects and acquisitions of properties. The Committee will measure corporate and individual performance to determine whether the individual has earned a “threshold,” “target,” “superior,” or “outperformance” bonus. The Committee determined that in the case of Thomas K. McGowan, the Company’s Senior Executive Vice President and Chief Operating Officer, and Daniel R. Sink, the Company’s Executive Vice President and Chief Financial Officer, approximately 80% of their bonuses will be based on achievement of corporate goals, with the remainder of the bonus based on achievement of individual goals. In the case of John A. Kite, the Company’s President and Chief Executive Officer, the Committee determined that his bonus will be based entirely on the achievement of corporate goals.

The range of bonuses for each of the Company’s executive officers (other than Alvin E. Kite, Jr.), expressed as a percentage of the individual’s base annual salary, is expected to be as follows: John A. Kite, 0-200%; Thomas K. McGowan, 0-175%; and Daniel R. Sink, 0-125%.

2007 Bonus for Chairman of the Board

The Committee also approved a discretionary bonus for Alvin E. Kite, Jr., the Company’s chairman, in the amount of $150,000 payable in restricted common shares of the Company, which will vest ratably over three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: February 11, 2008	By:	/s/ Daniel R. Sink

Daniel R. Sink
Executive Vice President,
Chief Financial Officer
and Treasurer